KRISPY KREME DOUGHNUTS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

     THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of ______________ (the “Grant Date”), by and between Krispy Kreme Doughnuts, Inc., a North Carolina corporation having its principal office at 370 Knollwood Street, Winston-Salem, North Carolina 27103 (the “Corporation”), and ______________ (the “Optionee”).

W I T N E S S E T H:

     WHEREAS, the Board of Directors and shareholders of the Corporation have approved the Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;

     WHEREAS, pursuant to authority granted to it in the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has, on behalf of the Corporation, granted to Optionee an option to purchase shares of the Corporation’s Common Stock, no par value per share (the “Common Stock” or the “Stock”), as set forth below; and

     WHEREAS, this Agreement evidences the grant of such option pursuant to the Plan.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Summary of Grant

Number of Shares:
Option Exercise Price:
Date of Grant:

2. Grant of Option

     This Agreement sets forth the terms of a nonqualified option granted to the Optionee to purchase from the Corporation, during the period specified in Sections 3 and 4 of this Agreement, a total of ______________ shares of Common Stock, at the purchase price of ______________ per share (the “Exercise Price”), in accordance with the terms and conditions stated in this Agreement. The shares of Common Stock subject to the option granted hereby are referred to below as the “Shares,” and the option to purchase such Shares is referred to below as the “Option.”

3. Vesting and Exercise of Option

     The Option shall vest and become exercisable in increments in accordance with the schedule set forth below, provided that the Option shall vest and become exercisable with respect to an increment as specified only if the Optionee has not incurred a Termination of Employment prior to the vesting date with respect to such increment:

     (a) no portion of the Option shall vest or become exercisable prior to the first anniversary of the Grant Date;

     (b) on the first anniversary of the Grant Date one fourth of the number of shares in the Option (as indicated in Section 1) shall vest and become exercisable;

     (c) on the second anniversary of the Grant Date an additional one fourth of the number of shares in the Option (as indicated in Section 1) shall vest and become exercisable;

     (d) on the third anniversary of the Grant Date an additional one fourth of the number of shares in the Option (as indicated in Section 1) shall vest and become exercisable; and

     (e) on the fourth anniversary of the Grant Date the remaining one fourth of the number of shares in the Option (as indicated in Section 1) shall vest and become exercisable.

     Notwithstanding the vesting provisions described above, the Option shall vest and become exercisable with respect to 100% of the Shares upon the Optionee’s Termination of Employment if the Optionee’s Termination of Employment is due to his or her Retirement, death or Disability.

     The schedule set forth above is cumulative, so that Shares as to which the Option has become vested and exercisable pursuant to the provisions above may be purchased pursuant to exercise of the Option at any date subsequent to vesting but prior to termination of the Option. The Option may be exercised at any time and from time to time to purchase up to the number of Shares as to which it is then vested and exercisable.

     The Option will become vested and exercisable in full upon a Change in Control, provided that Optionee has not incurred a Termination of Employment prior to the date of such Change in Control. In the event of a Change in Control, the Board, in its sole discretion, may send Optionee prior written notice of the effectiveness of such event and the last day on which Optionee may exercise the Option. In such event, Optionee may, upon compliance with all of the terms of this Agreement and the Plan, purchase any or all of the Shares with respect to which the Option is vested and exercisable on or prior to the last day specified in such notice, and, to the extent the Option is not exercised, it shall terminate at 5:00 P.M., Eastern Standard Time, on the last day specified in such notice. For purposes hereof, Change in Control shall have the meaning set forth in the Plan, except in the case of a transaction described in clauses (1) or (3) of paragraph (b) of such definition, the consummation of such a transaction, rather than the approval by shareholders of the Corporation of such transaction or agreement to effect such a transaction, shall constitute a Change in Control.

4. Termination of Option

     Unless adjusted by the Committee in its sole discretion, the Option shall remain exercisable as specified in Section 3 above until 5:00 p.m., Eastern Standard Time, on the earliest to occur of the dates specified below, upon which date the Option shall terminate:

     (a) the date all of the Shares are purchased pursuant to the terms of this Agreement;

     (b) upon the expiration of 90 days following the Optionee’s Termination of Employment for any reason other than his or her Retirement, death, Disability, or for Cause;

     (c) upon the expiration of 180 days following Optionee’s Termination of Employment on account of his or her Disability;

     (d) upon the expiration of 360 days following Optionee’s Termination of Employment on account of his or her death;

     (e) immediately upon Optionee’s Termination of Employment for Cause, as defined below in Section 21(a);

     (f) on the last date specified in the notice described in Section 3 above in the event of a Change in Control; or

     (g) on the ten year anniversary of the Grant Date (the “Expiration Date”).

     Upon its termination, the Option shall have no further force or effect and Optionee shall have no further rights under the Option or to any Shares which have not been purchased pursuant to prior exercise of the Option.

5. Manner of Exercise of Option

     (a) Exercise. The Option may be exercised only by (i) Optionee’s completion, execution and delivery to the Corporation of a notice of exercise and (ii) the payment to the Corporation, pursuant to the terms of this Agreement, of an amount equal to the Exercise Price multiplied by the number of Shares being purchased as specified in Optionee’s notice of exercise (the “Purchase Price”). Optionee’s notice of exercise shall be given in the manner specified in Section 10 but any exercise of the Option shall be effective only when the items required by the preceding sentence are actually received by the Corporation. The notice of exercise shall be in the form attached to this Agreement. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal and state securities laws can be effected, with the Committee being the final arbitrator thereof, in its sole and absolute discretion, in the event of any dispute between the Corporation and the Optionee with regard to the interpretation of such laws.

     (b) Form of Payment. Payment of the Purchase Price may be made (i) by check payable to the order of the Corporation for an amount in U.S. dollars equal to the Purchase Price of such Shares; (ii) by authorizing a third party to sell a portion of the Shares acquired upon exercise of the Option and remit to the Corporation a sufficient portion of the sales proceeds to pay the full Purchase Price; or (iii) by combining the above methods.

     (c) Issuance and Delivery of Shares. As soon as practicable following receipt of such notice and payment, the Corporation shall notify the Optionee of any payment required under subsection (d) below. The Corporation shall deliver a certificate or certificates for the Shares to the Optionee as soon as practicable after the Optionee has made any payment required under subsection (d) below. Shares issued pursuant to the exercise of this option will be issued only in the name of Optionee and may not be transferred into the name of any agent of or nominee for Optionee until such time as Optionee has complied with the terms of this Agreement.

     (d) Withholding Obligation. Issuance of Shares upon exercise of the Option shall be subject to the condition that the Optionee shall pay to the Corporation, in addition to the Purchase Price, the minimum amount the Corporation is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with such exercise of the Option, if any. In lieu of the payment specified in this paragraph, Optionee may satisfy the obligation, in whole or in part, by the methods specified in subsection (b) above.

     (e) Deferral of Issuance of Shares. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issuance of Shares to Optionee, any law, or any regulation or requirement of the Securities and Exchange Commission or other governmental authority having jurisdiction over such matter shall require either the Corporation or Optionee to take any action in connection with the Shares then to be issued, the issuance of such Shares shall be deferred until such action shall have been taken; the Corporation shall be under no obligation to take such action; and the Corporation shall have no liability whatsoever as a result of the non-issuance of such shares, except to refund to Optionee any consideration tendered in respect of the Purchase Price.

     (f) Stop Transfer Instructions. The Corporation may impose stop-transfer instructions with respect to any Shares (or other securities) subject to any restriction set forth in this Agreement until the restriction has been satisfied or terminates.

6. Restrictions on Transfer of Option

     (a) Except as otherwise provided in subsections (b), (c) and (d) below, the Option may not be sold, exchanged, delivered, assigned, bequeathed or gifted, pledged, mortgaged, hypothecated or otherwise encumbered, transferred or permitted to be transferred, or otherwise disposed of, whether voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution or succession) or on an absolute or contingent basis. For purposes of this Section, any reference to Optionee shall (when applicable) be deemed to be and include references to Optionee’s estate, executors or administrators, personal or legal representatives and transferees (direct or indirect).

     (b) If permitted by the Committee, Optionee may transfer this Option to members of his or her Immediate Family (as defined below), to one or more trusts for the benefit of such Immediate Family members, to one or more partnerships where such Immediate Family members are the only partners, or to one or more limited liability companies (or similar entities) where such Immediate Family members are the only members or beneficial owners of the entity, if (i) the Optionee does not receive any consideration in any form whatsoever for such transfer, (ii) such transfer is permitted under applicable tax laws, and (iii) if the Optionee is an “Insider,” such transfer is permitted under Rule 16b-3 of the Exchange Act as in effect from time to time. For purposes hereof, “Immediate Family” means the Optionee and the Optionee’s spouse, children and grandchildren.

     (c) In the event of Optionee’s death, the Option may be transferred to any executor, administrator, personal or legal representative, legatee, heir or distributee of the estate of Optionee.

     (d) In the event of Optionee’s divorce, Optionee may transfer some or all of the Option to his or her former spouse incident to Optionee’s divorce from the former spouse.

     (e) As a condition precedent to the transfer of the Option, each and every prospective transferee shall (i) provide or cause to be provided to the Corporation, at its request, sufficient evidence of the legal right and authority of such prospective transferee to have the Option so transferred and (ii) comply with the provisions of this Agreement. Any Option so transferred pursuant to this Section shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Option immediately prior to the transfer thereof, and any reference in this Agreement to the performance of services for the Corporation by the Optionee shall continue to refer to the performance by the transferring Optionee.

7. Rights Prior to Exercise

     Optionee shall not be deemed for any purpose to be a shareholder of the Corporation with respect to any Shares as to which this Option shall not have been exercised and payment made as hereby provided and a stock certificate for such Shares actually issued to Optionee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

8. Employment of Optionee

     Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation, any Subsidiary or affiliate shall continue to employ Optionee, nor shall this Agreement affect in any way the right of the Corporation, any Subsidiary or affiliate to terminate the employment or other service of Optionee at any time and for any reason. By Optionee’s execution of this Agreement, Optionee acknowledges and agrees that Optionee’s employment or other service to the Corporation, any Subsidiary or affiliate is “at will.” No change of Optionee’s duties with respect to the Corporation, any Subsidiary or affiliate shall result in, or be deemed to be, a modification of any of the terms of this Agreement. Optionee acknowledges and agrees that the award and acceptance of the Options pursuant to this Agreement does not entitle Optionee to future grants under the Plan or any other plan.

9. Burden and Benefit

     (a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Corporation, whether by merger, consolidation or the sale of all or substantially all of the Corporation’s assets.

     (b) This Agreement shall be binding upon and inure to the benefit of Optionee and his or her legal representative and any person to whom the Options may be transferred by will, the applicable laws of descent and distribution, or otherwise in accordance with the terms of the Plan.

10. Notices

     Any and all notices under this Agreement shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal executive offices to the attention of the Chief Financial Officer, and, in the case of Optionee, to Optionee’s address as shown on the Corporation’s records.

11. Specific Performance

     Strict compliance by Optionee shall be required with each and every provision of this Agreement. The parties hereto agree that the Shares are unique, that Optionee’s failure to perform the obligations provided by this Agreement will result in irreparable damage to the Corporation and that specific performance of Optionee’s obligations may be obtained by suit in equity.

12. Entire Agreement

     The parties hereto agree that this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the Option and Shares and that there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied between the parties with respect to the Option and Shares other than as set forth in this Agreement and in the Plan. Any modifications or any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver or modifications.

13. Severability

     The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

14. Waiver

     The waiver by the Corporation of a breach of any provision of this Agreement by the Optionee shall not operate or be construed as a waiver of any subsequent breach by the Optionee.

15. Terms and Conditions of Plan

     The Option and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan (which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, such term or provision of the Plan shall control.

16. Authority of Committee

     All determinations made by the Committee with respect to the interpretation, construction and application of any provision of this Agreement shall be final, conclusive and binding on the parties.

17. Covenants and Representations of Optionee

     Optionee represents, warrants, covenants and agrees with the Corporation as follows:

     (a) Optionee has not relied upon the Corporation with respect to any tax consequences related to the grant or exercise of this Option, or the disposition of Shares purchased pursuant to its exercise. Optionee acknowledges that, as a result of the grant and/or exercise of the Option, Optionee may incur a substantial tax liability. Optionee assumes full responsibility for all such consequences and the filing of all tax returns and elections Optionee may be required or find desirable to file in connection therewith.

     (b) Optionee will not distribute or resell any Shares (or other securities) issuable upon exercise of the Option granted hereby in violation of law. Optionee shall comply with all provisions of the Corporation’s Securities Trading Policy and the Corporation’s Stock Ownership Guidelines, each as in effect from time to time.

     (c) The agreements, representations, warranties and covenants made by Optionee herein with respect to the Option shall also extend to and apply to all of the Shares issued to Optionee from time to time pursuant to exercise of the Option. Acceptance by Optionee of any certificate representing Shares shall constitute a confirmation by Optionee that all such agreements, representations, warranties and covenants made herein continue to be true and correct at that time.

18. Limitation of Liability

     The liability of the Corporation under this Agreement and in the award of the Shares hereunder is limited to the obligations set forth herein with respect to such award, and nothing herein contained shall be interpreted as imposing any liability in favor of the Optionee or any others with respect to any loss, cost or expense which Optionee or any others may incur in connection with or arising out of any transaction involving the Shares.

19. Governing Law

     This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to the conflict of laws provisions thereof.

20. Definitions

     (a) “Retirement” shall mean the Optionee’s Termination of Employment at a time when for an Optionee, the sum of the Optionee’s age and years of employment with the Corporation, its Subsidiaries and affiliates equals or exceeds 65.

     (b) “Termination of Employment” means the discontinuance of the Optionee’s service relationship with the Corporation, its Subsidiaries and affiliates, including but not limited to service as an Optionee of the Corporation, its Subsidiaries and affiliates, as a non-Optionee member of the board of directors of the Corporation, or as a consultant or advisor to the Corporation, its Subsidiaries and affiliates. Except to the extent provided otherwise in an Agreement or determined otherwise by the Committee, a Termination of Employment shall not be deemed to have occurred if the capacity in which the Optionee provides service to the Corporation changes (for example, a change from consultant status to Optionee status or vice versa) or if the Optionee transfers among the various entities constituting the Corporation and its Subsidiaries and affiliates, so long as there is no interruption in the provision of service by the Optionee to the Corporation and its Subsidiaries and affiliates. The determination of whether an Optionee has incurred a Termination of Employment shall be made by the Committee in its discretion. An Optionee shall not be deemed to have incurred a Termination of Employment if the Optionee is on military leave, sick leave, or other bona fide leave of absence approved by the Corporation of 180 days or fewer (or any longer period during which the Optionee is guaranteed reemployment by statute or contract.) In the event an Optionee’s leave of absence exceeds this period, he or she will be deemed to have incurred a Termination of Employment on the day following the expiration date of such period.

21. Forfeiture in the Event of Competition and/or Solicitation or other Detrimental Acts

     In return for granting the Option to Optionee, Optionee agrees to the following restrictions:

     (a) Optionee expressly agrees and covenants that during the Restricted Period (as defined below), Optionee shall not, without the prior written consent of the Corporation, directly or indirectly:

     (i) own, manage, control, participate in, consult with, become employed by or otherwise render services to any Competitive Business (as defined below) in the Territory (as defined below), except that it shall not be considered a violation of this clause for the Optionee to be a passive owner of not more than two percent of the outstanding stock of any class of any corporation which is publicly traded, so long as Optionee has no active participation in the business of such corporation;

     (ii) induce or attempt to induce any customer, supplier, client or other business relation of the Corporation or its affiliates to cease doing business with the Corporation or its affiliates if such cessation could reasonably be expected to result in material harm to the Corporation;

     (iii) induce or attempt to induce any Optionee of the Corporation or its affiliates to leave the employ of the Corporation or its affiliates, or in any way interfere with the relationship between the Corporation or its affiliates and any person employed by them; or

     (iv) violate the Corporation’s Securities Trading Policy.

     (b) Optionee expressly agrees and covenants that Optionee will not, without the prior written consent of the Corporation, directly or indirectly, disclose or use at any time before or after Optionee’s Termination of Employment any Confidential Information (as defined below) of which Optionee is or becomes aware, whether or not such information is developed by Optionee, except to the extent such disclosure or use is directly related to and appropriate in connection with Optionee’s performance of duties assigned to Optionee by the Corporation or its affiliates. Under all circumstances and at all times, Optionee will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft.

     (c) If the Committee determines that Optionee has violated any provisions of this Section 21 or that Optionee’s employment has been terminated for Cause, then Optionee agrees and covenants that:

     (i) Optionee shall automatically forfeit any rights Optionee may have with respect to the Option as of the date of such determination; and

     (ii) if Optionee has exercised all or any part of the Option within the twelve-month period immediately preceding a violation of this Section 21 or termination of Optionee’s employment for Cause, upon the Corporation’s demand, Optionee shall immediately deliver to the Corporation an amount equal to the gain realized by Optionee upon such exercise (the excess of the aggregate Fair Market Value, on the date of exercise, of the Common Stock received upon exercise over the aggregate exercise price of the Option with respect to such Common Stock, then less any taxes paid which are not refundable or for which the Optionee does not otherwise receive a tax credit or other form of reimbursement).

     (d) Definitions. For purposes of this Section 21, the following definitions shall apply:

     (i) “Competitive Business” means any business listed on Exhibit A hereto.

     (ii) “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Corporation or its affiliates in connection with the business of the Corporation or its affiliates and which constitutes trade secrets or information which they have attempted to protect, which may include, but is not limited to, trade “know-how”, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information. It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of Optionee; or (c) the disclosure of which is consented to in writing by the Corporation.

     (iii) “Restricted Period” means the period during which Optionee is employed by the Corporation or an affiliate and twelve months following the date that Optionee ceases to be employed by the Corporation or an affiliate for any reason whatsoever.

     (iv) “Territory” means:

     (A) The entire United States and any other country where the Corporation or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Optionee’s employment with the Corporation or its affiliates;

     (B) In the event that the preceding clause shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire United States;

     (C) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the states in the United States where the Corporation or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Optionee’s employment with Corporation or its affiliates;

     (D) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the area that includes all of the areas that are within a 50-mile radius of any retail store location in the United States at which the Corporation’s products have been sold at any time in the one-year period ending on the last day of Optionee’s employment with the Corporation or its affiliates; and

     (E) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire state of North Carolina.

     (e) The Corporation may require Optionee, in connection with the exercise of the Option, to certify in a manner acceptable to the Corporation that Optionee has not violated the terms of this Section 21 and may decline to give effect to such exercise if Optionee fails so to certify. If Optionee is required to repay any Option gain to the Corporation pursuant to this Section 21, Optionee shall pay such amount in such manner and on such terms and conditions as the Corporation may require, and the Corporation shall be entitled to withhold or set-off against any other amount owed to Optionee by the Corporation or any of its affiliates (other than any amount owed to Optionee under any retirement plan intended to be qualified under Section 401(a) of the Code) up to any amount sufficient to satisfy any unpaid obligation of Optionee under this Section 21.

     (f) Optionee acknowledges and agrees that the period, scope and geographic areas of restriction imposed upon Optionee by the provisions of Section 21 are fair and reasonable and are reasonably required for the protection of the Corporation. In the event that any part of this Agreement, including, without limitation, Section 21, is held to be unenforceable or invalid, the remaining parts of Section 21 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in this Section 21 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

     (g) Optionee acknowledges that breach by Optionee of this Agreement would cause irreparable harm to the Corporation and that, in the event of such breach, the Corporation shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

     (h) If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation as a result of misconduct pertaining to any financial reporting requirement under the securities laws (“Misconduct”), and such Misconduct is the result of actions taken by either the Chief Executive Officer and/or the Chief Financial Officer, then such of the Chief Executive Officer and/or the Chief Financial Officer as have committed such Misconduct as determined by the Committee shall reimburse the Corporation for (1) any bonus or other incentive-based or equity-based compensation received by either or both of them, as applicable, from the Corporation during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying the financial reporting requirement that gives rise to the restatement; and (2) any profits realized by either or both of them, as applicable, from the sale of securities of the Corporation during that 12-month period.

22. Holding Period After Resignation or Termination

     In return for granting the Option to Optionee, Optionee agrees that in the event of Optionee’s Termination of Employment in a manner that would otherwise permit Optionee to exercise Optionee’s Options after leaving employment by the Corporation, Optionee will nevertheless delay making any transactions in the Corporation’s stock until such time as the Corporation has filed its next succeeding quarterly (10-Q) or annual (10-K) financial filing, as applicable, with the U. S. Securities and Exchange Commission.

     IN WITNESS WHEREOF, the Corporation and Optionee have executed this Agreement hereto as of the day and year first above written.

KRISPY KREME DOUGHNUTS, INC.

By:
Title:

OPTIONEE

Signature:
Printed Name:

STOCK OPTION EXERCISE FORM

This form must be completed and returned to Krispy Kreme’s Chief Financial Officer on or before 1:00 p.m. Eastern Standard Time on date of exercise.

NAME (please print):	SOCIAL SECURITY NO.:

SECTION I

HOME ADDRESS:	WORK ADDRESS:

HOME TELEPHONE:	WORK TELEPHONE:

SECTION II: I wish to exercise the following options:

A	B	C	D
	NUMBER OF	EXERCISE	TOTAL PURCHASE PRICE:
GRANT DATE	OPTIONS	PRICE	(COLUMN B x COLUMN C)

TOTAL

SECTION III			SECTION IV
I elect to pay my taxes on this transaction
I elect to pay for my shares (check one):			(check one):

☐	Broker assisted Cashless Exercise for	☐	Sell shares to cover taxes (Cashless Exercise for
	Cash		Cash/Stock)

☐	Cash Purchase by Check (payable to	☐	Check (payable to Krispy Kreme Doughnuts, Inc.)
	Krispy Kreme Doughnuts, Inc.)		(required for Cash Purchases)

Signature	Date of Exercise

Return	KRISPY KREME DOUGHNUT
form to:	CORPORATION
ATTN: Chief Financial Officer
P.O. Box 83
Winston-Salem, NC 27102
Phone: 336-725-2981